Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Comtech Group, Inc.:

We consent to the use of our reports dated March 16, 2007, with respect to the consolidated balance sheet of Comtech Group, Inc. and its subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

Our audit report dated March 16, 2007, with respect to the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, using the modified prospective method, representing a change in the Company’s method of accounting for stock-based compensation.

Our report dated March 16, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph which states that the Company acquired Viewtran Cayman (the “Acquired Company”) on December 15, 2006, and management excluded from its assessment of the effectiveness of its internal control over financial reporting as of December 31, 2006 the Acquired Company’s internal control over financial reporting associated with total assets representing approximately 7% of total consolidated assets and less than 1% of consolidated net sales of the Company as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of the Company excluded an evaluation of the internal control over financial reporting of the Acquired Company.

KPMG

Hong Kong, China

April 12, 2007